SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12
Raindance Communications, Inc.
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The following materials were used by Raindance Communications, Inc. (“Raindance”) on February 7, 2006 (Mountain Time) in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Raindance may use these materials in the future for similar purposes:
From: Peter Holst
Sent: Tuesday, February 07, 2006 5:31 PM
To: Megan Brown
Subject: Raindance to Be Acquired by West Corporation
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Dear Raindance Partner,

I’d like to share an exciting announcement with you. West Corporation, a leading provider of communication solutions to many of the world’s largest companies, has entered into an agreement to acquire Raindance Communications. Together, we will be a $1.5+ billion company with over 30,000 customers and will have the resources to provide you with a broader and more powerful suite of services.
Why This Makes Sense
West and Raindance have a shared vision to provide multimedia conferencing services to the market. We believe that we can accomplish this goal by combining West’s market share and global infrastructure with Raindance’s multimedia technology and integrated services.
What It Means to You
We believe your existing investment in Raindance services will be greatly enhanced by the combination of the two companies. You will benefit from an expanded international offering and enhanced operator-assisted conferencing capabilities — backed by the world’s largest conferencing provider.
What to Expect
Most importantly, the reliable, easy-to-use conferencing services and outstanding customer support you have come to expect from Raindance will remain the same. We expect to close this transaction by the end of Q2 2006. Prior to closing, the businesses are required to operate as separate entities. Integration planning will take place as allowed under applicable laws and information will be communicated to you as soon as it becomes available.
About West
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. InterCall, a subsidiary of West, is the largest overall conferencing service provider in North America. InterCall’s strong U.S. presence, which includes four call centers and 26 sales offices, is bolstered by a global reach that extends to Canada, the United Kingdom, Ireland, France, Germany, Australia, New Zealand, Hong Kong, Singapore, Japan and India. Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees.
Thank you in advance for your continued support of Raindance during this period of transition and expansion. For now, it’s business as usual. If you have any questions, please contact your Raindance channel manager. We look forward to continuing to provide you with world-class conferencing services, support and professional services to help you meet your business objectives.
Sincerely,
Peter Holst
President and COO
Raindance Communications

Additional Information and Where to Find It
In connection with the proposed transaction, Raindance intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF RAINDANCE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Raindance with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Raindance may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of Raindance’s website at http://www.raindance.com or by mail to Raindance, 1157 Century Drive, Louisville, CO 80027, attention: Investor Relations, telephone: (303) 928-3000. You may also read and copy any reports, statements and other information filed by Raindance with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Interests of Certain Persons in the Merger
Raindance and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Raindance stockholders in favor of the proposed transaction. Certain executive officers and directors of Raindance have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and/or restricted stock awards, payment of cash bonuses in connection with a change in control transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

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Raindance Communications, Inc
1157 Century Drive Louisville, CO, 80027
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